As filed with the Securities and Exchange Commission on October 14, 2020

Registration No. 333-135241

Registration No. 333-167961

Registration No. 333-205652

Registration No. 333-219397

Registration No. 333-229328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-135241

FORM S-8 REGISTRATION STATEMENT NO. 333-167961

FORM S-8 REGISTRATION STATEMENT NO. 333-205652

FORM S-8 REGISTRATION STATEMENT NO. 333-219397

FORM S-8 REGISTRATION STATEMENT NO. 333-229328

UNDER THE SECURITIES ACT OF 1933

PIER 1 IMPORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-1729843
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

685 JOHN B SIAS MEMORIAL PARKWAY, SUITE 255

FORT WORTH, TEXAS  76134

(817) 252-8000

(Address, including zip code, and telephone number of Principal Executive Offices)

Pier 1 Imports, Inc. 2006 Stock Incentive Plan

Pier 1 Imports, Inc. Stock Purchase Plan, as amended through June 29, 2010

Pier 1 Imports, Inc. 2015 Stock Incentive Plan

Restricted Stock Granted as Employment Inducement Awards Outside of a Plan

(Full Title of the Plan)

Stephen Gray

Plan Administrator pursuant to the Amended Joint Chapter 11 Plan of Pier 1 Imports, Inc.

and Its Debtor Affiliates

Pier 1 Imports, Inc.

685 John B Sias Memorial Parkway, Suite 255

Fort Worth, Texas 76134

(817) 252-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Pier 1 Imports, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-135241, filed with the SEC on June 22, 2006, registering 13,246,944 shares of Common Stock issuable pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan;

•

Registration Statement No. 333-167961, filed with the SEC on July 2, 2010, registering 3,500,000 shares of Common Stock issuable pursuant to the Pier 1 Imports, Inc. Stock Purchase Plan, as amended through June 29, 2010;

•	Registration Statement No. 333-205652, filed with the SEC on July 14, 2015, registering 8,017,381 shares of Common Stock issuable pursuant to the Pier 1 Imports, Inc. 2015 Stock Incentive Plan;

•	Registration Statement No. 333-219397, filed with the SEC on July 21, 2017, registering 5,149,417 shares of Common Stock issuable pursuant to the Pier 1 Imports, Inc. 2015 Stock Incentive Plan; and

•

Registration Statement No. 333-229328, filed with the SEC on January 23, 2019, registering 1,200,000 shares of Common Stock issuable pursuant to Restricted Stock Granted as Employment Inducement Awards Outside of a Plan.

On February 17, 2020, the Company and certain of its subsidiaries (collectively with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. The Debtors’ chapter 11 cases are being jointly administered and are captioned In re Pier 1 Imports, Inc., et al., Case No. 20-30805 (KRH) (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 14, 2020.

PIER 1 IMPORTS, INC.

By:	/s/ Stephen Gray
Stephen Gray Plan Administrator pursuant to the Amended Joint Chapter 11 Plan of Pier 1 Imports, Inc. and Its Debtor Affiliates

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.